EXHIBIT 10.12

Director Compensation Plan 2007

Basic Fees

Position	Board	Committee
		Audit and P&C	Other
Chairman	$24,000	$5,500	$3,500
Member	$18,000	$4,000	$2,500

Performance Grants

•	Performance Grants are made only if VFGI meets its budget goals

•	At budget members receive nonqualified stock option grants valued at 25% of their Board (not Committee) Retainers.

•	The maximum grant made under the plan is 37.5% of a member’s Board Retainer